                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Global
Signal Inc. for the registration of $1,000,000,000 of its common stock, preferred stock, depositary shares, debt securities and warrants and to the incorporation by reference therein of our report dated April 21, 2005, with respect to the statement of revenue and certain expenses of Lattice Acquisition for the year ended December 31, 2003 included in Global Signal Inc.'s Current
Report on Form 8-K/A dated October 29, 2004 and filed June 6, 2005 with the
Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Cincinnati, Ohio
June 6, 2005